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                          BRISTOL HOUSE OF SPRINGFIELD
                          ----------------------------
                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This Asset Purchase Agreement ("Agreement") is made and entered into this 12th day of November, 1999, by and between ESEMTU LLC, an Ohio limited liability company (hereinafter referred to as the "Buyer"), and SUNNYLAND LAND CORPORATION, an Ohio corporation, ETHAN ALLEN CARE CENTER, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, an Ohio corporation, and AMERICAN LIVING CENTERS, INC., an Ohio corporation (hereinafter collectively referred to as the "Sellers").

                                    RECITALS

         WHEREAS, SUNNYLAND LAND CORPORATION, owns the real property, which is more particularly described in Exhibit "A" attached hereto (the "Real Property"), and all buildings associated with the 100-bed nursing home known as Bristol House of Springfield (the "Home") located at 1365 1/2 Seminole Avenue, Springfield, Ohio 45506; and

         WHEREAS, SUNNYLAND LAND CORPORATION, currently leases the Real Property to ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., pursuant to a long term lease executed on July 31, 1990 (the "Lease"); and

         WHEREAS, ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., own all of the equipment, furniture, inventory, trade names, goodwill, leasehold improvements, licenses, and the rights to operate 100 long term care beds, including the Certificate(s) of Need necessary to permit the operation of the Home, associated with the Home, all as listed on Exhibit "B," attached hereto (collectively the "Assets"); and

         WHEREAS, for purposes of this transaction only, SUNNYLAND LAND CORPORATION, ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., agree to waive any right of first refusal or option to purchase contained in the Lease; and

         WHEREAS, Sellers now desire to sell, transfer, convey and assign to Buyer, and Buyer desires to purchase from Sellers, subject to the Lease, the Home, Real Property and Assets;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and conditions herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. RECITALS. All provisions in the Recitals above are hereby incorporated by reference into this Agreement.

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         2. PURCHASE AND SALE OF ASSETS. Sellers agree that at Closing they shall sell, assign, transfer, convey and deliver the Real Property and the Assets to Buyer, for the consideration hereinafter provided, free and clear of all liabilities, obligations, security interests and encumbrances. The Real Property shall be conveyed by general warranty deed, and the Assets by bill of sale in the form attached hereto as Exhibit "C."

         3. PURCHASE PRICE AND TERMS OF PAYMENT. Subject to the terms and conditions of this Agreement, and in full consideration for the sale, transfer, assignment, and delivery of the Assets and Real Property described herein to Buyer, Buyer shall pay Sellers a total purchase price of Four Million Dollars and No Cents ($4,000,000.00), payable at Closing with a subordinated thirty-day Note. The Note shall accrue interest at a rate of prime plus one (1) percent per annum with principal and interest due and payable in thirty days from the date of Closing. There will be no penalty for early prepayment of the Note.

         4. ALLOCATION OF PURCHASE PRICE. The purchase price as set forth above shall be allocated as set forth in Exhibit "D" attached hereto. Buyer and Sellers have made the allocations contained herein with the knowledge and understanding that they will be used by both parties hereto for income tax purposes. The parties declare that these valuations were determined in good faith by arm's length bargaining, and represent a fair and reasonable value for the assets described. Each party agrees that it will report the transaction for income tax purposes in accordance with the allocations recited herein, and will not take a position inconsistent with the allocations except with the prior written consent of the other party to this Agreement.

         5. CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction, or waiver by Buyer, on or before the Closing, of the following conditions:

            A. REPRESENTATIONS AND WARRANTIES. The material representations and warranties of Sellers contained in this Agreement and the Exhibits hereto, or in any certificate or document delivered by Sellers to Buyer in connection with the transactions contemplated hereby, shall be true on and as of the Closing with the same effect as though such representations and warranties were made on such date.

            B. PERFORMANCE OF COVENANTS. Sellers shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing.

            C. ADVERSE CHANGES. There shall not have been any materially adverse change in the assets, properties, condition (financial or otherwise), prospects or results of the operations of the Home from the date hereof to the Closing, nor shall there exist any condition which could reasonably be expected to result in such a materially adverse change.

            D. SUBSTANTIAL COMPLIANCE WITH MEDICARE AND MEDICAID. The Home shall be in substantial compliance with Medicare and Medicaid program participation requirements for


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nursing facilities with no outstanding proposals of sanctions or remedies by the
Ohio Department of Health or the Health Care Financing Administration.

         6. PRORATION OF EXPENSES. Except as otherwise set forth herein, it is expressly agreed that the Buyer will not assume and will not discharge or be liable for any debts, expenses, liabilities, or obligations of Sellers, whether or not related to the operation and ownership of the Home, incurred or accrued prior to Closing, including, without limitation: (a) liabilities or obligations of Sellers to creditors including, without limitation, Medicare and Medicaid audit liability(ies), recoupments or other overpayments; (b) liabilities or obligations of Sellers with respect to any transactions or actions of Sellers occurring after Closing; (c) sales tax, income tax, personal property tax, transfer tax, use tax, filing fees, or other liabilities or obligations of Sellers incurred in connection with the sale of its Assets pursuant to the Agreement; or (d) any contingent liabilities or obligations of Sellers. Real estate taxes and assessments shall be prorated to the day of closing.

            To the extent any of the foregoing liabilities, such as real estate tax assessments, are unpaid or accrued and payment is provided for at the time of Closing, all such liabilities shall be paid by Sellers as they become due.

         7. BULK SALES ACT. Sellers shall, to the extent required, comply with the Ohio Bulk Sales Act.

         8. EVIDENCE OF TITLE, REAL ESTATE. Within thirty days of execution of this Agreement, Buyer shall obtain, at Buyer's expense, an Owner's Title Insurance Commitment and Policy in the amount of the purchase price or the price allocated to the real estate, with a copy of the subdivision or condominium plat, or engineer's map, as applicable. The title evidence shall be certified to within thirty (30) days prior to closing with an endorsement as of 8:00 a.m. on the business day prior to the date of closing, and shall show Sellers have marketable title in fee simple free and clear of all liens and encumbrances except: (a) those created by or assumed by Buyer; (b) those specifically set forth in this contract; (c) zoning ordinances; (d) legal highways; and (e) covenants, restrictions, conditions and easements of record which shall not unreasonably interfere with Buyer's intended lawful use. Buyer shall pay any additional costs incurred in connection with mortgagee insurance issued for the protection of Buyer's lender.

         If upon Buyer's receipt of the title evidence it is determined, in accordance with Ohio law, that all or part of the real estate is unmarketable or is subject to liens, encumbrances, easements, conditions, restrictions or encroachments other than those accepted in this Agreement, Buyer shall notify Sellers in writing within ten (10) days of any objection to such encumbrance(s). Sellers shall, within either thirty (30) days of such written notice from Buyer or by Closing, whichever occurs first, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment or obtain title insurance without exception therefor. At Closing, Sellers shall sign an Affidavit with respect to off record title matters in accordance with the community custom.

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         9. UCC SEARCH. Within thirty (30) days of the execution of this
Agreement, Buyer shall obtain, at Buyer's expense, from the Ohio Secretary of State and the Clark County Recorder's Office a Uniform Commercial Code search of the Assets. In the event that such search reveals the Assets are subject to security interests, chattel mortgages, liens or other encumbrances, Buyer shall notify Sellers in writing of such encumbrances within ten (10) days of receipt of the search results and Sellers shall cause the same to be terminated and released as a matter of record prior to Closing, or if such encumbrance is to be satisfied with the proceeds of the Closing, Sellers shall obtain written verification of the secured party setting forth the current outstanding principal balance of any encumbrance along with accrued interest thereon, and agreement of the secured party to execute a "Termination Statement" upon payment thereof.

         10. DELIVERIES AT CLOSING. Sellers shall deliver to Buyer at Closing the following documents:

            A. Such deeds, bills of sale, endorsements, affidavits, assignments, resolutions, Court Orders and approvals, and other good and sufficient instruments of conveyance and transfer containing full warranties of title, as shall be effective to vest in Buyer good, absolute and marketable title to the Real Property and the Assets being transferred to Buyer by Sellers free and clear of all liens, charges, encumbrances, and restrictions whatsoever, except those set forth in this Agreement and those set forth in Exhibit F.

            B. Any and all contracts, agreements, commitments, equipment warranties, licenses, and rights pertaining to the operation of the Home, including certificate(s) of need, trade names and copyrights owned by Sellers and related to the Real Property and Assets.

            C. An affidavit of title in the form set forth in Exhibit "E," attached hereto, attesting to the absence of any liens other than any permitted encumbrances on the Real Property and satisfactory in form and substance to Buyer and its title company insuring marketable title to the Real Property and in a form sufficient to remove the Schedule B exceptions from the title commitment, duly executed by Sellers;

            D. Certificates of the secretaries of Sellers certifying copies of
(i) the Articles of Incorporation of Sellers; (ii) all requisite resolutions or actions of Sellers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein; and (iii) the identification and signature of each officer of each Seller;

            E. Separate assignments conveying the interests of Sellers in and to
(i) any assumed contracts, all warranties, guarantees and assurances (if any) given by third parties with respect to any of the Assets and all licenses relating to the Home (to the extent such licenses are transferable);

            F. An assignment of all amounts held by Sellers in trust for the benefit of the residents (the "Patients' Trust Funds Assignment"), including patients occupying the nursing home beds at the Home, and a certificate of Sellers itemizing all such amounts and for whom they are held and certifying that: (i) such amounts represent all amounts so held by Sellers; and (ii) no

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person has or may have any claim against Sellers with respect to their custody, management or application of any such amounts, provided, however, Buyer shall thereby assume responsibility for said Patient Trust Funds and agree to indemnify Sellers for any claims, losses, damages or other expenses (including attorney's fees) of or made against Sellers for such Patient Trust Funds. Sellers will indemnify Buyer for any pre-Closing claim and Buyer will indemnify Sellers for any post-Closing claim;

             G. An opinion of counsel to Seller dated as of the Closing Date in the form which shall be negotiated in good faith between Buyer and Seller on or before the Closing Date; and

             Simultaneously with such delivery, Sellers will take all steps required to put Buyer in actual possession and control of the Home, Real Estate, and Assets.

             Through the date of Closing, Sellers will not enter into any transactions which could unfavorably affect the ability of Buyer to continue as Lessor of the Real Property and Assets in the manner in which they have been operated, and will not cause or allow any diminution in the value of the Home, Real Property and Assets as a going business.

         11. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyer that each of the following is true in all material respects; provided, however, that each Seller is making these representations and warranties only with respect to the Assets or Real Property owned by that Seller as set forth herein. These representations and warranties shall survive the termination of this Agreement, and shall be effective for any subsequent bona fide purchaser of the Real Estate and/or Assets provided any such subsequent purchase is made within one year of the Closing:

             A. ORGANIZATION. Sellers are duly organized, validly existing corporations in good standing under the laws of the State of Ohio, have the power and authority to own all of their property and assets and to carry on their businesses as they are now being conducted, and are duly qualified to do business and are in good standing in all jurisdictions where the ownership or leasing of property by them or the conduct of their businesses require them to be so qualified.

             B. AUTHORITY. The Home is currently being operated as a 100-bed nursing home licensed to operate in the State of Ohio. All 100 beds are certified to participate in the Medicaid and Medicare Programs.

             C. AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by Sellers, and no other person or entity has, may have, or is claiming or has claimed any interest in or rights to the Real Property or Assets, except as set forth in this Agreement.

             D. OWNERSHIP. As of the date of Closing, SUNNYLAND LAND CORPORATION shall own the Real Property, and ETHAN ALLEN CARE CENTER, INC.,

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DBA BRISTOL HOUSE OF SPRINGFIELD and AMERICAN LIVING CENTERS, INC., shall own the Assets, free and clear of any liens, claims, encumbrances or restrictions of any kind, except as otherwise set forth herein and in Exhibit F.

            E. MECHANICS AND OTHER LIENS. No labor, services or material will have been made or furnished to the Sellers or the Home by any person or entity, including, without limitation, contractors, subcontractors, mechanics or materialmen, which could give rise to any lien as provided under the laws of the State of Ohio, except as otherwise set forth herein.

            F. TAX MATTERS. All Medicaid cost reports and tax reports required to be filed relative to the Home have been filed with appropriate governmental agencies. All taxes required to be paid with respect to the Home and all interest and penalties hereon, whether disputed or not have been paid or accrued, and Sellers have no liability for such taxes in excess of the amounts so paid. There are no federal, state or local tax liens upon the Assets. As used herein, the term "tax" includes, without limitation, all federal, state, local and foreign income, profits, sales, use, occupancy, bed, excise, added value, employees' income withholding, social security, unemployment, workers' compensation, franchise, property, and all other governmental taxes, license fees and other charges of every kind and description imposed by the laws and regulations of any governmental jurisdiction, whether federal, state, local or foreign taxing authorities.

            G. TITLE TO AND CONDITION OF THE ASSETS. ETHAN ALLEN CARE CENTER, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., have good, marketable and insurable title to the Assets, free and clear of all liens, charges, security interests, physical and financial encumbrances, leases, covenants, restrictions, rights of way, easements, encroachments, other matters affecting title, and adverse claims of any kind, direct or indirect, whether accrued, absolute, contingent or otherwise except (i) liens for current taxes not yet due and payable; and (ii) restrictions which do not materially interfere with the Home. The Assets are in good operating condition, are adequate and sufficient for all current operations of the Home and are and have been properly serviced and maintained.

            H. REAL PROPERTY. SUNNYLAND LAND CORPORATION, has good and marketable title in fee simple to the Real Property described in Exhibit A free and clear of all liens, charges, security interests, physical and financial encumbrances, covenants, restrictions, rights of way, easements, encroachments, other matters affecting title, and adverse claims of any kind, direct or indirect, whether accrued, absolute, contingent or otherwise, except as otherwise specified herein. None of the buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or threatened which would preclude or impair the use of any such property for the purposes for which it is currently used.

            I. ACCESS. The Home has direct access to a public street adjoining the parcel of land on which the Home is situated. Neither the Home nor any portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no fact or condition known to Sellers which would result in the

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termination or reduction of the current access to and from the Home or Real
Property to existing public roadways adjoining the Real Property.

            J. ZONING. The zoning applicable to the Real Property is believed by Sellers to permit the use of the Real Property in the manner the Home is presently operated and a valid, final and permanent certificate of occupancy has been duly issued. The Real Property is believed to meet all dimensional, set back, parking and other requirements of applicable zoning ordinances.

            K. COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS:

               (1) Sellers are not in violation of any term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, and the execution and delivery of and performance and compliance with this Agreement will not result in the violation of or be in conflict with or constitute default under any such term or provision or result in the creation of any mortgage, lien, encumbrance, or charge upon any of the properties or assets of Sellers pursuant to any such term or provision. There have been no notices of violation of any applicable law, order, ordinance, rule, regulation or requirements, or of any covenant, condition or restriction affecting or relating to the use or occupancy of the Home as a nursing home issued by any governmental agency or any person entitled to enforce same. The Home is in compliance with all relevant governmental laws and regulations relative to operation of the Home and participation in the Medicaid program, or has received a waiver for the same.

               (2) Any licensure requirements of the Department of Health, or any other governmental agency, not now met by the Home or physical plant are currently waived by the Department of Health or such governmental agency, and such waivers have not been canceled. Buyer has been provided with a copy of the Medicaid certification inspection reports and is aware of the contents of same and the status of any waivers on the building.

               (3) There are currently no pending legal proceedings in any court or agency of any nature whatsoever affecting the use of the Home as a nursing home.

            L. REPORTS. All reports which have been provided at any time by Sellers to Buyer or to any and all governmental agencies are truthful, complete, and accurate in all material respects, and accurately reflect the operations and financial condition of the Home, in all material respects.

            M. LITIGATION. No litigation or other judicial, administrative or investigative proceeding, at law or in equity or otherwise, is pending or threatened before any court or by eminent domain or before or in any court of federal, state, local or other governmental department, commission, board, bureau, or agency or non-governmental arbitration board or commission against or affecting Sellers or the Home, and neither Sellers nor the Home are operating under, subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, local or other governmental department, commission, board, bureau, or agency or non-governmental arbitration board or commission.

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            N. NO IMPENDING MATERIAL ADVERSE EVENTS. Sellers do not have any knowledge of any impending loss of business, or of any other presently existing facts or circumstances which would be reasonably likely to have a material adverse effect upon the financial condition, results of operations, business or prospects of the Home.

            O. NO LEGAL OBSTACLE TO AGREEMENT. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated and the fulfillment of the terms hereof do not and will not conflict with, or, with or without notice or passage of time, result in a material breach or violation of, or constitute a material default under any applicable law or regulations or any judgment, order or decree binding upon Sellers, or conflict with, or result in a material breach or violation of, or constitute a material default in the performance, observance, or fulfillment of any obligation, covenant or condition contained in, or constitute an event of default by Sellers under any applicable lease, mortgage, or other contractual obligation to which Sellers are bound, or result in, or require, the creation or imposition of any lien, charge or encumbrance upon the Assets.

            P. HAZARDOUS SUBSTANCES. ETHAN ALLEN CARE CENTER, INC., and AMERICAN LIVING CENTERS, INC., represent and warrant that no "reportable quantity" (as hereinafter defined) of any Hazardous Substance (as hereinafter defined) has ever been removed from and stored off-site of the Real Property. Further, there has been no "Release" (as hereinafter defined) of a reportable quantity of any Hazardous Substance on or from the Real Property. The Real Property is in compliance with all applicable federal, state and local laws, administrative rulings and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including, but not limited to, laws prohibiting the creation of a public nuisance). Neither the Home nor Sellers nor any owner or user of the Real Property is a potentially responsible party under Section 107 of the "Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or Section 7003 of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and neither Sellers nor the Home has received notification from any federal, state or local government, agency or regulatory body, of a violation under any federal, state or local law regulating the disposal or discharge of any toxic, explosive or other disposal or discharge of any toxic, explosive or other Hazardous Substance. The Real Property is free from the presence and/or harmful effects of asbestos or asbestos-containing materials. For purposes of this Agreement:

               (1) "Hazardous Substance" means any one or more of the following:

                   (a) Any substance deemed hazardous under Section 101 (1-4) of CERCLA;
                   (b) Any other substance deemed hazardous by the United States Environmental Protection Agency pursuant to Section 102(a) of CERCLA;
                   (c) Petroleum (including crude oil or any fraction thereof);
                   (d) Any substance deemed hazardous pursuant to Section 1004(5) of RCRA; or

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                   (e) Any other hazardous or toxic substance, materials,
compound, mixture, solution, element, pollutant or waste regulated under any federal, state or local statute, ordinance or regulation;

               (2) "Release" shall have the meaning given to such term in
Section 101(22) of CERCLA; and

               (3) "Reportable Quantity" shall have the meaning given to such term in, and shall be those quantities specified by the Administrator of the United States Environmental Protection Agency pursuant to, Section 102 of CERCLA.

            Q. FINDER'S FEES. No person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any of the parties hereto in connection with the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

            R. FULL DISCLOSURE. No representation or warranty made herein, and no schedule, list, certificate, or other instrument or exhibit furnished or to be furnished by Sellers pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained herein not misleading, or necessary in order to provide a prospective Buyer with adequate information. There is no fact known to the Sellers, which materially and adversely affects the Real Property, Assets or the Home, which has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with this Agreement.

         12. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants the following to the Sellers as of the Closing.

            A. ORGANIZATION. Buyer is a duly organized, validly existing limited liability company formed under the laws of the State of Ohio, has the power and authority to own all of its property and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions where the ownership or leasing of property by it or the conduct of its business require it to be so qualified.

            B. AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby shall be duly and validly authorized by the Member(s) of Buyer.

            C. NO LEGAL PROCEEDINGS. There is no suit, action or other proceeding against Buyer pending or threatened before any court or governmental agency in which it is or will be sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement, or the transactions contemplated hereby.

            D. FINDER'S FEES. No person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any of the parties hereto in connection with

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the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

         13. ACTIONS OF SELLERS PENDING CLOSING. Sellers agree that from the date hereof through the date of Closing, unless Buyer consents in writing to the contrary, Sellers will not enter any transaction or perform any act which would constitute a breach of the representations, warranties, or agreements contained herein.

         14. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and made pursuant to this Agreement shall be reaffirmed on the Closing date as true and correct and shall survive the execution, Closing and delivery of this Agreement and related documents of transfer.

         15. INDEMNIFICATION. Each Seller agrees to indemnify Buyer, with respect to the Assets or Real Property owned by that Seller as set forth herein, against (i) all liabilities and obligations of Sellers not expressly assumed by Buyer under this Agreement, (ii) any damage, loss, or expense due to any breach of warranty, misrepresentation, or breach of this Agreement by Sellers, and
(iii) against any actions, suits, judgments, and legal expenses arising out of such liabilities, obligations, damages, losses, or expenses.

             Buyer agrees to indemnify Sellers against (i) all liabilities and obligations expressly assumed by Buyer under this Agreement, (ii) any damage, loss, or expense due to any breach of warranty, misrepresentation, or breach of this Agreement by Buyer, and (iii) against any action, suits, judgments and legal expenses arising out of such liabilities, obligations, damages, losses or expenses.

             Sellers agree to notify, file claims for and pursue with its present insurer, prior to Closing, all potential and actual claims which arise prior to Closing.

         16. RISK OF LOSS. Sellers assume all risk of destruction, loss, damage or liability due to fire or other casualty up to and including the date of Closing. Within ten (10) days of the execution of this Agreement, ETHAN ALLEN CARE CENTER, INC., and AMERICAN LIVING CENTERS, INC., shall add Buyer as an additional insured on any fire or casualty insurance policy currently covering the Real Property, Assets, and Home for loss of damage and destruction. Upon any said destruction, loss or damage due to fire or other casualty or a substantial portion of the Assets, Buyer shall have the right to receive the insurance proceeds relating to the loss of building and equipment, subject to the Buyer closing on the purchase and specifically the granting of a Certificate of Need to Buyer as contemplated by this Agreement. In the event of damage, loss or destruction of the premises, any insurance proceeds shall be placed in an interest bearing trust account by Geoffrey E. Webster, Esq., in the names of the Buyer and Sellers. The funds held in the account will be distributed to Buyer at Closing or to the Insured in the event there is no Closing.

         17. SELLERS' HISTORICAL ASSETS COSTS. At the Closing, Sellers shall provide or make available to Buyer copies of financial records maintained regarding the historical asset costs,


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including, but not limited to, buildings, moveable and fixed equipment, furniture and any renovation costs attributed to the beds that are the subject of this Agreement. In no event are the Sellers required to create records not in existence on the date of execution of this Agreement or not made and kept in the ordinary, routine course of business. Sellers are not required to keep these records any longer than any applicable records retention period required by the state and federal law governing the operation of a nursing home business.

         18. ARBITRATION. The arbitration procedure set forth below shall be the exclusive procedure used to resolve any allegation that a party to this Agreement has failed to comply with a term or condition of this Agreement.

             A. MEDIATION. After any dispute arises, or when an alleged event of default and dispute notice have been exchanged by the parties, the aggrieved party shall give the other party written notice within a reasonable time requesting that the parties meet to resolve the dispute. Within one week of this notice of meeting, unless an extension is consented to by all parties, a representative of each party will meet to resolve the dispute utilizing their best efforts. Either party may be represented by such other and additional individuals as is deemed necessary by them to assist in attempting to resolve any item of dispute.

             B. METHOD OF ARBITRATION. Following a meeting between the parties, and only if such meeting has occurred or the non-aggrieved party has refused to meet with the aggrieved party, any party to this Agreement may commence arbitration by filing a demand to arbitrate with the other. The Arbitrator shall be selected from the panel of the American Health Lawyers Association using that Association's methods for selection of an independent, impartial arbitrator. Each party shall bear its own costs in respect to the prosecution or defense of any claim or dispute. The Arbitrator shall apply the substantive and procedural laws of the State of Ohio to any disputes. The determination of the Arbitrator shall be binding upon the parties to this Agreement and shall be final and nonappealable.

         19. LIKE-KIND EXCHANGE. SUNNYLAND LAND CORPORATION may assign its rights under this Agreement to a qualified intermediary in order to complete a like-kind exchange under Section 1031 of the Internal Revenue Code. Buyer agrees to cooperate with Sellers and the intermediary as reasonably requested; provided Buyer will not be required to incur any costs, fees, liability or undertake any additional responsibilities as a result of the exchange or said assignment. The parties understand that the qualified intermediary will not be assuming Sellers' obligations set forth in this Agreement; accordingly, Buyer will look solely to Seller for the performance of Sellers' obligations, and will release the qualified intermediary from any responsibility for the breach of Sellers' obligations under this Agreement.

         20. MISCELLANEOUS:

             A. EXPENSES. Except as otherwise provided, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

             B. AMENDMENT AND WAIVER. This Agreement may be amended or modified at any time and in all respects, or any provision may be waived, by an instrument in writing executed by Buyer and Sellers, or either of them in the case of a waiver.

             C. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (receipt confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

         If to Sellers, to:  SUNNYLAND LAND CORPORATION
                             Liberty Center
                             200 Smokerise Drive
                             Wadsworth, Ohio  44281

         and copy to:        Thomas E. Palecek
                             Palecek, McIlvaine, Paul & Hoffman Co., L.P.A.
                             200 Smokerise Drive, Suite 200
                             Wadsworth, Ohio 44281

         and                 ETHAN ALLEN CARE CENTERS, INC., DBA
                             BRISTOL HOUSE OF SPRINGFIELD
                             Two Nationwide Plaza
                             280 N. High Street, Suite 760
                             Columbus, Ohio 43215

         and                 AMERICAN LIVING CENTERS, INC.
                             Two Nationwide Plaza
                             280 N. High Street, Suite 760
                             Columbus, Ohio 43215

         and a copy to       Geoffrey E. Webster
                             Attorney at Law
                             17 South High Street, Suite 600
                             Columbus, Ohio 43215

         If to Buyer, to:    ESEMTU LLC.
                             c/o Stanley Goodman, Esq.
                             Goodman & Goodman
                             123 E. Fourth Street, 5th Floor
                             Cincinnati, Ohio 45202

             D. CHOICE OF LAW. Except as otherwise provided herein, it is the intention of the parties that the laws of Ohio should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

             E. SECTION AND OTHER HEADINGS. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             F. COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

             G. GENDER. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

             H. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Sellers and Buyer and their heirs, successors and assigns.

             I. INTEGRATED AGREEMENT. This Agreement and the attached Exhibits constitute the entire Agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth herein or herein provided for.

             J. ASSIGNMENT. Neither Buyer nor Sellers may assign this Agreement to any other entity without the prior written consent of the other parties.

             K. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

             L. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein, except as set forth in paragraph 11.

             M. TIME OF THE ESSENCE. The Parties hereto agree that timing is of the essence with respect to all actions required by the Sellers and Buyer hereunder.

             N. WAIVER OF OPTION AND RIGHT OF FIRST REFUSAL. For purposes of this sale transaction only, Sellers agree to waive the right of first refusal and option to purchase contained in the Lease between them; provided, however, that any such waiver shall not be effective if this transaction is not closed or if the property returns to Sellers for any reason whatsoever in a manner such that the relationship between the present lessor and lessee remains unchanged.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above set forth.

     BUYER:                                      SELLERS:

     ESEMTU LLC.                                 SUNNYLAND LAND
                                                 CORPORATION
By:  ESEMTU CORP., Member

By:  /s/ Stanley Goodman                     By: /s/ Robert Leatherman
     --------------------------                  ----------------------------
     Stanley Goodman, President                  Robert Leatherman, President

                                                 ETHAN ALLEN CARE CENTERS,
                                                 INC., DBA BRISTOL HOUSE OF
                                                 SPRINGFIELD

                                             By: /s/ Marvin Kantor
                                                 -----------------------------
                                                 Marvin Kantor, Board Chairman


                                                 AMERICAN LIVING CENTERS,
                                                 INC.

                                             By: /s/ Marvin Kantor
                                                 -----------------------------
                                                 Marvin Kantor, Board Chairman

                                    EXHIBIT A


                           {INSERT LEGAL DESCRIPTION}

                                    EXHIBIT B


    {LIST ALL EQUIPMENT, FURNITURE, FIXTURES, TRADE NAMES, LICENSES, AND THE
                              CERTIFICATE OF NEED}

                                    EXHIBIT C

                                  BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

         That ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., the Grantors, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by ESEMTU LLC., the Grantee, hereby sell, assign, transfer, convey and deliver to ESEMTU LLC., its heirs, successors and assigns to the extent transferable by law, any and all title, holdings and interest in the assets of the nursing home known as Bristol House of Springfield (the "Home") located at 1365 1/2 Seminole Avenue, Springfield, Ohio 45506 (the "Facility"), to wit:

                  (a) All furnishings, furniture, machinery, equipment, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment;

                  (b) All licenses, permits, certificates, consents, approvals, waivers and other authorizations (including, without limitation, any authorizations to participate in any state or federal reimbursement program such as Medicaid or Medicare), whether issued or granted by any governmental authority or by any other person, to the extent the same are transferable, and all operating, license and certification rights with respect to the One Hundred (100) licensed beds which are included in Sellers' Certificate of Need for the Facility;

                  (c) All books of account, records, files, invoices, customer lists, supplier lists, consultants' reports, budgets and projections and other similar data relating to the Facility and all medical records of patients and residents of the Facility;

                  (d) All telephone numbers, telephone listings, yellow page ads, sales literature, promotional literature and other selling materials relating to the Facility;

                  (e) The right to the name "Bristol House of Springfield;"

                  (f) All technology and know-how related to the Facility, including, without limitation, specifications, drawings, and documentation owned by Grantors, and

                  (g) All other assets of Sellers of the foregoing nature purchased or acquired by Seller between the date hereof and the Closing.

         To have and to hold the same unto the said Grantee, its successors and assigns, to its own proper use forever.

         ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., warrant that they own all the title, holdings and interest in the property and assets described above and have the authority to transfer same, that said property and assets are free and clear of all liens and encumbrances whatsoever, and that they are not subject of any litigation or similar proceeding. ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., will defend same against all lawful claims and demands whatsoever.

         In witness whereof, ETHAN ALLEN CARE CENTERS, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC., have executed this Bill of Sale as of this _____ day of November, 1999.


WITNESES                                      ETHAN ALLEN CARE CENTERS,
                                              INC., DBA BRISTOL HOUSE OF
______________________________                SPRINGFIELD

______________________________            By: _____________________________
                                              Marvin Kantor, Board Chairman


WITNESES                                      AMERICAN LIVING CENTERS,
                                              INC.
______________________________
                                          By: _____________________________
______________________________                Marvin Kantor, Board Chairman


This instrument prepared by:

J. Randall Richards (0061106)
Attorney at Law
17 South High Street, Suite 600
Columbus, Ohio 43215
(614)461-1156
FAX (614)461-7168

                                    EXHIBIT D


                          ALLOCATION OF PURCHASE PRICE



                  SUNNYLAND LAND CORPORATION:

                           Land:                     $100,000

                           Building:               $2,750,000


                  ETHAN ALLEN CARE CENTER, INC., DBA BRISTOL HOUSE OF SPRINGFIELD, and AMERICAN LIVING CENTERS, INC.:

                           Certificate of Need:      $750,000

                           Equipment:                $400,000



                  TOTAL PURCHASE PRICE:            $4,000,000

                                    EXHIBIT E

                               SELLERS' AFFIDAVIT
                               ------------------


         THE UNDERSIGNED Affiant, being first duly sworn, deposes and says that it is the owner of the real estate described in Exhibit "A," attached hereto.

         Affiant further states for the purpose of selling said real estate to ESEMTU LLC:

         1. That there are no unpaid bills incurred by Affiant for work performed upon or materials delivered to the above described premises for construction or improvement thereof during the past one hundred twenty (120) days.

         2. That there are no mortgages, judgment liens, or security interests arising under the Uniform Commercial Code, tax liens or other encumbrances of any nature whatsoever affecting the said premises except as set forth in the title policy for the same.

         3. That there are no rights of possession, use or otherwise, outstanding in third persons by reasons of unrecorded leases, land contracts, sale contracts, options or other documents.

         4. That, in relation to the sale of the Assets and Real Property, Affiant is not indebted to the federal government or any other state, county, local or federal public authority for taxes, assessments, or other charges against said premises, due or delinquent, or any nature whatsoever except as set forth in said abstract or title policy.

         5. That Affiant has not received notice, either orally or in writing, of the existence of or the intention to create assessments affecting the premises above described from any public authority, nor any notice of condemnation or other exercise of the power of eminent domain.

         Affiant further makes this Affidavit supplemental to the Warranty Deed to said premises this day delivered to ESEMTU LLC, specifically as an inducement to said Buyer to pay to Affiant the balance of the purchase price to the Sellers, and to induce any title insurance company involved to issue its title policy.

         The undersigned further certifies that the representations and warranties contained in and made pursuant to the Purchase Agreement between and among ESEMTU LLC, and the undersigned dated November ___, 1999, are reaffirmed as of this date as true and correct.

         The undersigned hereby acknowledges that this Sellers' Affidavit is given as an inducement to ESEMTU LLC, to complete the transaction set forth in the aforementioned Asset Purchase Agreement and that in reliance thereon they did close said transaction and that they would not have done so if this Affidavit were not so furnished.


                                              SUNNYLAND LAND
                                              CORPORATION

                                          By: ____________________________
                                              Robert Leatherman, President



State of Ohio
                    } ss
County of _________

         The foregoing instrument was acknowledge before me this _____ day of November, 1999, by Robert Leatherman, President of SUNNYLAND LAND CORPORATION

                                                     _____________________
                                                     Notary Public
My commission expires: ________________

                                    EXHIBIT F

                             PERMITTED ENCUMBRANCES

            1. Paragraphs 8, 9, 10, and 11 as seth forth in the Commitment for Title, Schedule B - Section 1, attached.